Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
__________________________________________________________________________

Alliance Financial Announces First Quarter Earnings

Syracuse, NY, April 19, 2007- Alliance Financial Corporation (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today that its net income for the first quarter of 2007 was $2.4 million, an increase of 63.5% compared with $1.4 million in the year-ago quarter. Diluted earnings per share increased 22.5% to $0.49 in the first quarter, compared with $0.40 in the first quarter of 2006. The increases in net income and earnings per share were largely the result of the acquisition of Bridge Street Financial, Inc. (“Bridge Street”), a $219.3 million bank holding company, in October of 2006.

Jack H. Webb, President and CEO of Alliance said, “The successful acquisition and integration of Bridge Street was the primary driver of our first quarter earnings growth, in what otherwise continues to be very challenging competitive and interest rate environments.”

Total assets were $1.3 billion at March 31, 2007, an increase of $10.3 million from December 31, 2006. Total loans and leases (net of unearned income) increased $2.5 million in the first quarter, to $885.1 million at March 31, 2007.

Commercial loans totaled $224.2 million or 25.3% of total loans and leases at March 31, 2007, compared with $223.5 million or 25.3% of total loans and leases at December 31, 2006. Webb continued, “Commercial loan growth was below our expectations in the first quarter due in large part to intense competitive pressures and slow economic growth in our markets. These challenges are likely to continue to influence commercial loan growth.”

At March 31, the Company’s commercial lease portfolio (net of unearned income) totaled $132.4 million or 15.0% of total loans and leases, compared with $131.3 million (14.9% of total loans and leases) at December 31, 2006. First quarter growth was slowed by normal seasonal factors and by the departure of the head of the Company’s leasing subsidiary in March. The rate of growth in the Company’s commercial lease portfolio in 2007 will be less than the $66.2 million in growth experienced in 2006.

Total deposits were $934.5 million at March 31, 2007, a decrease of $1.1 million from December 31, 2006. Money market accounts increased $20.5 million due to a seasonal increase in municipal deposits. Time deposits decreased $21.2 million, with most of the decrease resulting from the decision to not renew a portion of brokered time deposits that matured during the quarter.

Nonperforming assets increased $1.8 million in the first quarter, and were $4.4 million or 0.34% of total assets, compared with $2.6 million or 0.21% of total assets at December 31, 2006. This increase resulted primarily from one short-term commercial loan totaling $1.2 million being placed on non-accrual status. The payments on this loan were thirty days past due as of March 31; it is adequately collateralized and no impairment has occurred. The provision for loan and lease losses was $750,000 in the first quarter of 2007, compared with $1.0 million in the year-ago quarter. Net charge-offs were $446,000 in the three months ended March 31, 2007, compared with $914,000 in the year-ago quarter. The decrease was due primarily to the write-down of one large commercial relationship in the first quarter of 2006. The ratio of the allowance for loan and lease losses to nonperforming loans and leases was 168.5% at March 31, 2007, compared with 222.5% at December 31, 2006. The ratio of the allowance for loan and lease losses to total loans and leases was 0.83% at March 31, 2007, compared with 0.80% at December 31, 2006.

Shareholders’ equity increased $806,000 in the first quarter as net income of $2.4 million was partially offset by dividends declared totaling $1.1 million ($0.22 per share). In addition, the Company completed its stock repurchase program in the first quarter of 2007 with the purchase of 31,830 shares of its stock for a total of $982,000.

Net interest income totaled $8.1 million in the three months ended March 31, 2007, an increase of $1.5 million compared with the first quarter of 2006, which resulted primarily from an increase in average earning assets of $216.9 million compared with the year-ago quarter. The acquisition of Bridge Street and growth in the Company’s lease portfolio in the second half of 2006 were the primary contributors to the earning asset growth. Loans and leases comprised 77.3% of average earning assets in the first quarter of 2007, compared with 71.0% in the year-ago quarter. The higher proportion of earning assets in loans and leases contributed to an increase in the Company’s earning asset yield which substantially offset an increase in its cost of funds. The Company’s earning asset yield was 6.30% in the first quarter of 2007, an increase of 59 basis points compared with the same quarter in 2006. The earning asset yield was 6.34% in the fourth quarter of 2006.

The Company’s cost of funds was 3.67% in the first quarter of 2007, an increase of 62 basis points compared with the first quarter of 2006, but decreased 3 basis points compared with the fourth quarter of 2006. The increase in the cost of funds compared with the year-ago quarter resulted primarily from higher short-term interest rates and highly competitive pricing for time deposits, and a slightly larger portion of the Company’s funding in time deposits and borrowings. Time deposits and borrowings comprised 54.5% of the Company’s total average deposits and borrowings in the first quarter of 2007, compared with 53.9% in the year-ago period and 54.7% in the fourth quarter of 2006. The average rate paid on the Company’s time accounts in the first quarter was 4.60%, up 89 basis points from the first quarter of 2006, but up only 1 basis point from the fourth quarter of 2006. The rate of increase in the Company’s cost of funds slowed significantly as a substantial portion of time deposits and borrowings have adjusted over the past year to rates that are at or near current rates.

The Company’s net interest margin on a tax-equivalent basis was 3.04% in the first quarter of 2007, which was unchanged from the first quarter of 2006. The net interest margin was 3.08% in the fourth quarter of 2006.

The Company expects that the highly competitive deposit pricing in its markets will continue for the foreseeable future, which, along with the continuing flat treasury yield curve, will continue to put pressure on net interest margin.

Non-interest income was $5.1 million in the first quarter of 2007, which was an increase of $1.1 million or 26.2% compared with $4.0 million in the first quarter of 2006. The increase occurred primarily in insurance agency income, service charges and debit card related fees as a result of the Bridge Street acquisition. Rental income from leases decreased $137,000 or 64.3% due to the declining balance in the operating lease portfolio. The Company ceased originating operating leases in early 2004, and as a result, rental income will continue to decline in 2007. Other non-interest income increased $269,000 or 116.5% due to the recognition of income of $147,000 on an equity investment and to a $61,000 increase in mortgage servicing income relating primarily to the Bridge Street servicing portfolio.

Non-interest income decreased $387,000 or 7.1% in the first quarter of 2007 compared with the fourth quarter of 2006 due in large part to the timing of annual commission income recognized by the Company’s insurance subsidiary in the fourth quarter, which totaled $218,000. Service charges on deposit accounts decreased $126,000 or 9.1% compared with the fourth quarter of 2006 due primarily to a decrease in customer overdrafts in the first quarter, and rental income from leases decreased $120,000 or 61.2% due to the declining balance of the Company’s operating lease portfolio mentioned above. Non-interest income (excluding loss on sales of securities) comprised 38.6% of revenue in the first quarter of 2007 compared with 38.2% in the year-ago quarter and 40.0% in the fourth quarter of 2006.

Non-interest expenses were $9.3 million in the quarter ended March 31, 2007, an increase of $1.5 million or 19.1% compared to $7.8 million in the first quarter of 2006, but a decrease of $1.4 million or 13.3% from the fourth quarter of 2006. The increase compared with the first quarter of 2006 resulted primarily from the incremental costs associated with the operation of the Bridge Street branches and insurance agency, the costs associated with processing the increased volume of customer transactions and amortization of intangible assets recorded in connection with the acquisition. Acquisition related expenses totaled approximately $150,000 in the first quarter of 2007 and included primarily professional fees. No further expenses are anticipated in connection with the Bridge Street acquisition. The decrease in expenses compared to the fourth quarter of 2006 reflects the non-recurring acquisition and integration expenses of approximately $1.0 million in the fourth quarter and the expense reductions achieved in connection with the integration. In excess of $4 million of Bridge Street’s pre-merger annualized expenses have been eliminated, which, combined with the revenue attributable to Bridge Street, resulted in an improvement in the Company’s efficiency ratio to 70.8% in the first quarter of 2007, down from 74.0% in the prior year period and 78.7% in the fourth quarter of 2006.

The Company’s effective tax rate was 24.0% in the first quarter, compared with 17.4% in the year-ago quarter. The higher effective tax rate is primarily the result of tax-exempt income representing a lower proportion of the Company’s total income due to the Bridge Street acquisition.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary. It provides banking, commercial leasing, and trust and investment services through 29 office locations in Cortland, Madison, Oneida, Onondaga and Oswego counties, and insurance brokerage through its wholly-owned subsidiary, Ladd’s Agency, Inc. The Bank also operates a trust administration center in Buffalo, NY and offers equipment lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, that are less favorable than expected, resulting, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2007	December 31, 2006
Assets	(Dollars in thousands, except share and per share data)
Cash and due from banks	$ 25,770	$ 27,398

Securities available-for-sale	263,449	254,752
Federal Home Loan Bank of NY (“FHLB”) Stock	7,523	7,235

Total loans and leases, net of unearned income	885,076	882,566
Less allowance for loan and lease losses	7,333	7,029
Net loans and leases	877,743	875,537

Premises and equipment, net	19,565	20,125
Accrued interest receivable	5,208	4,605
Bank-owned life insurance	16,605	16,449
Assets held for sale	2,367	2,367
Goodwill	33,632	33,456
Intangible assets, net	14,463	14,912
Other assets	16,975	16,131
Total assets	$ 1,283,300	$ 1,272,967

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	125,819	129,575
Interest bearing	808,716	806,021
Total deposits	934,535	935,596

Borrowings	190,817	179,650
Accrued interest payable	3,008	2,651
Other liabilities	18,854	19,790
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774
Total liabilities	1,172,988	1,163,461

Common stock	4,909	4,895
Surplus	39,167	38,986
Undivided profits	71,960	70,658
Accumulated other comprehensive loss	(1,831)	(2,122)
Treasury stock	(3,893)	(2,911)
Total shareholders’ equity	110,312	109,506
Total liabilities and shareholders’ equity	$ 1,283,300	$ 1,272,967

Common shares outstanding	4,782,559	4,800,512
Book value per share	$ 23.07	$ 22.81
Tangible book value per share	$ 13.01	$ 12.74

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2007	2006
	(Dollars in thousands)
Federal funds sold and interest bearing deposits	$ 283	$ 5,147
Securities(1)	259,072	262,328
Loans and leases receivable:
Residential real estate loans	255,426	186,721
Commercial loans	221,894	160,249
Leases, net of unearned income	131,141	66,640
Indirect loans	181,646	173,404
Other consumer loans	90,692	68,804
Loans and leases receivable, net of unearned income	880,799	655,818
Total earning assets	1,140,154	923,293

Non-earning assets	123,710	57,761
Total assets	$ 1,263,864	$ 981,054

Interest bearing liabilities:
Interest bearing checking accounts	96,479	85,881
Savings accounts	84,635	55,424
Money market accounts	200,491	178,745
Time deposits	424,972	342,042
Borrowings	180,149	138,018
Junior subordinated obligations	25,774	10,310
Total interest bearing liabilities	1,012,500	810,420

Non-interest bearing deposits	124,237	90,473
Other non-interest bearing liabilities	17,386	9,781
Total liabilities	1,154,123	910,674
Shareholders’ equity	109,741	70,380
Total liabilities and shareholders’ equity	$ 1,263,864	$ 981,054

(1)	The amounts shown are amortized cost and include FHLB stock.

Alliance Financial Corporation

Loan and Deposit Composition (Unaudited)

	March 31, 2007		December 31, 2006
	Amount	Percent	Amount	Percent
Loan portfolio composition	(Dollars in thousands)
Residential real estate loans	$ 257,682	29.1%	$ 253,825	28.8%
Commercial loans	224,209	25.3%	223,527	25.3%
Leases, net of unearned income	132,400	15.0%	131,338	14.9%
Indirect loans	181,746	20.5%	182,528	20.7%
Other consumer loans	89,039	10.1%	91,348	10.3%
Total loans and leases	$ 885,076	100.0%	$ 882,566	100.0%

Allowance for loan and lease losses	(7,333)		(7,029)
Net loans and leases	$ 877,743		$ 875,537

Deposit composition
Non-interest bearing checking	$ 125,819	13.5%	$ 129,575	13.9%
Interest bearing checking	97,170	10.4%	93,819	10.0%
Total checking	222,989	23.9%	223,394	23.9%
Savings	85,893	9.2%	85,888	9.2%
Money market	209,672	22.4%	189,142	20.2%
Time deposits	415,981	44.5%	437,172	46.7%
Total deposits	$ 934,535	100.0%	$ 935,596	100.0%

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2007	2006
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans and leases	$ 14,561	$ 9,989
Federal funds sold and interest bearing deposits	6	61
Securities	2,810	2,659
Total interest income	17,377	12,709

Interest expense:
Deposits:
Savings accounts	110	73
Money market accounts	1,552	1,177
Time accounts	4,884	3,170
NOW accounts	183	83
Total	6,729	4,503

Borrowings:
Repurchase agreements	709	575
FHLB advances	1,369	905
Junior subordinated obligations	489	191
Total interest expense	9,296	6,174

Net interest income	8,081	6,535
Provision for loan and lease losses	750	1,000
Net interest income after provision for loan and lease losses	7,331	5,535

Non-interest income:
Trust & brokerage income	2,218	2,248
Insurance agency income	397	—
Service charges on deposit accounts	1,252	957
Gain on the sale of loans	44	13
Income from bank-owned life insurance	156	98
Card-related fees	446	271
Rental income from leases	76	213
Other non-interest income	500	231
Total non-interest income	5,089	4,031

Non-interest expense:
Salaries and employee benefits	4,434	3,917
Occupancy and equipment expense	1,822	1,488
Communication expense	192	135
Stationery and supplies expense	129	107
Marketing expense	289	397
Amortization of intangible asset	420	126
Professional fees	700	746
Other operating expense	1,335	907
Total non-interest expense	9,321	7,823

Income before income tax expense	3,099	1,743
Income tax expense	745	303
Net income	$ 2,354	$ 1,440

Share and Per Share Data
Basic average shares outstanding	4,724,638	3,566,228
Diluted average shares outstanding	4,799,638	3,639,637
Basic earnings per share	$ 0.50	$ 0.40
Diluted earnings per share	$ 0.49	$ 0.40
Cash dividends declared	$ 0.22	$ 0.22

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

($ in thousands)

	March 31, 2007	December 31, 2006
Asset quality
Non-accruing loans and leases
Residential real estate loans	$ 297	$ 298
Commercial loans	1,699	1,248
Leases	228	99
Indirect loans	84	63
Other consumer loans	280	141
Total non-accruing loans and leases	2,588	1,849
Accruing loans and leases delinquent 90 days or more	1,763	790
Total non-performing loans and leases	4,351	2,639
Other real estate and repossessed assets	66	—
Total non-performing assets	$ 4,417	$ 2,639

Allowance for loan and lease losses	Three months ended March 31,
	2007	2006
Allowance for loan and lease losses, beginning of period	$ 7,029	$ 4,960

Loans and leases charged-off	(635)	(1,070)
Recoveries of loans and leases previously charged-off	189	156
Net loans and leases charged-off	(446)	(914)

Provision for loan and lease losses	750	1,000
Allowance for loan and lease losses, end of period	$ 7,333	$ 5,046

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended March 31
	2007	2006
Return on average assets	0.75%	0.59%
Return on average equity	8.58%	8.18%
Yield on earning assets	6.30%	5.71%
Cost of funds	3.67%	3.05%
Net interest margin (tax equivalent)	3.04%	3.04%
Efficiency ratio	70.77%	74.04%

Net loans and leases charged-off to average loans and leases, annualized	0.20%	0.56%
Provision for loan and lease losses to average loans and leases, annualized	0.34%	0.61%
Allowance for loan and lease losses to total loans and leases	0.83%	0.76%
Allowance for loan and lease losses to nonperforming loans and leases	168.5%	222.5%
Nonperforming loans and leases to total loans and leases	0. 49%	0.34%
Nonperforming assets to total assets	0. 34%	0.23%

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2007	2006
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)
Interest income	$ 17,377	$ 17,433	$ 14,066	$ 13,465	$ 12,709
Interest expense	9,296	9,248	7,604	6,925	6,174
Net interest income	8,081	8,185	6,462	6,540	6,535
Provision for loan and lease losses	750	510	550	417	1,000
Net interest income after provision for loan and leases losses	7,331	7,675	5,912	6,123	5,535
Other non-interest income	5,089	5,476	4,170	4,141	4,031
Other non-interest expense	9,321	10,756	7,688	7,723	7,823
Income before income tax expense	3,099	2,395	2,394	2,541	1,743
Income tax expense	745	315	575	569	303
Net income	$ 2,354	$ 2,080	$ 1,819	$ 1,972	$ 1,440

Basic earnings per share	$ 0.50	$ 0.44	$ 0.52	$ 0.56	$ 0.40
Diluted earnings per share	$ 0.49	$ 0.43	$ 0.51	$ 0.54	$ 0.40
Basic weighted average shares outstanding	4,724,638	4,720,384	3,503,851	3,487,279	3,566,228
Diluted weighted average shares outstanding	4,799,638	4,801,544	3,585,204	3,638,442	3,639,637
Dividends paid per share	$ 0.22	$ 0.22	$ 0.22	$ 0.22	$ 0.22
Net interest margin (tax equivalent)	3.04%	3.08%	2.92%	3.01%	3.04%
Return on average assets	0.75%	0.67%	0.72%	0.80%	0.59%
Return on average equity	8.58%	8.31%	10.27%	11.30%	8.18%
Efficiency ratio	70.77%	78.74%	72.31%	72.31%	74.04%